Exhibit 99.1

SBT Bancorp, Inc. Shareholders Approve Preferred Stock Authorization

SIMSBURY, Conn.--(BUSINESS WIRE)--February 27, 2009--SBT Bancorp, Inc. (the "Company"), (OTCBB: SBTB), shareholders today met and voted to approve a modification to the Company’s charter to permit the issuance of preferred stock. The overwhelmingly favorable vote, with 75% of shares voting supporting the proposal, clears the path for the Company to participate in the U.S. Treasury’s Capital Purchase Program to support the loan demand in its market area. “The directors and management of SBT Bancorp and its subsidiary, Simsbury Bank & Trust Co., appreciate our Company’s shareholders’ decision given the current strong public concern about the government’s steps to address the nation’s current economic distress,” said SBT President and Chief Executive Officer, Martin J. Geitz. “Simsbury Bank was founded in 1995 in part to ensure that businesses and households in our market area would have a local source of loans should another deep recession ever occur again. We are committed to fulfilling our mission as a reliable source of loans, deposits and investment services to businesses and households in our market during these very difficult times.”

The Simsbury Bank & Trust Company is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers; the Bank has approximately $240 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Bloomfield and Granby, and a Business Office in Canton, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. SBT Bancorp, Inc.’s stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
The Simsbury Bank & Trust Company
Anthony J. Bisceglio, 860-408-5493
Chief Financial Officer
Fax: 860-408-4679
abisceglio@simsburybank.com